Exhibit 99.1

CNX Gas Reports Record Net Income and Record Production;

Production Guidance Raised to 73 Bcf in 2008;

Exploration Successes in the Marcellus and Chattanooga Shales

Pittsburgh, PA (July 30, 2008) – CNX Gas Corporation (NYSE: CXG), the leading gas producer by revenue in the Appalachian Basin, reported record net income for the quarter ended June 30, 2008 of $64.3 million, or $0.42 per diluted share. This was 55% higher than the net income of $41.5 million, or $0.27 per diluted share, for the quarter ended June 30, 2007, and the highest quarterly net income in the company’s three-year history.

Gas production was also a record, at 18.8 billion cubic feet (Bcf), or 206.5 million cubic feet (MMcf) per day, for the quarter ended June 30, 2008. This was 26% higher than the 14.9 Bcf, or 163.6 MMcf per day, for the quarter ended June 30, 2007. It was also 18% higher than the 15.9 Bcf produced in the March 2008 quarter.

Nicholas J. DeIuliis, president and chief executive officer, said, “For the second consecutive quarter, CNX Gas achieved record performance. Our net income and production in the second quarter were the highest in our three-year history. Also, our employees continued to work without a lost-time accident. For 2008, we now expect to produce 73 Bcf, which will be 25% higher than our 2007 production. The higher guidance primarily reflects our continued coalbed methane (CBM) efforts across our development plays.

“We also drilled four additional Chattanooga Shale wells after our successful test well. The first two wells are producing at 450-460 Mcf per day. Two additional wells are in various stages of clean up, but initial results are encouraging. We also consolidated our acreage position in the Chattanooga Shale to 235,000 net acres by adding just over 100,000 net acres. CNX Gas now has a leading acreage position as well as first-mover advantage in the Chattanooga Shale. We don’t intend to relinquish either as we continue drilling in this unfolding shale play.”

In the Marcellus Shale, CNX Gas brought its first well online last Friday. Preliminary results from the well were favorable, with a flow rate of 1.3 MMcf per day on a 56/64” choke and 50 pounds of back pressure. Because of the strong initial reading, a 24-hour open flow test was not necessary. Instead, the well was immediately placed online where it is currently equilibrating, producing 480 Mcf per day, and generating a choke-back pressure of 2,300 pounds.

At June 30, 2008, the company had cash on hand of $23.1 million, while $27.0 million was drawn upon its credit facility. Capital expenditures for the quarter were $149.3 million and quarterly return on capital employed was 25.9%, on an annualized after-tax basis.

TABLE 1

FINANCIAL AND OPERATIONAL RESULTS - Period-To-Period

	Quarter Ended June 30, 2008	Quarter Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Total Revenue and Other Income	$205.8	$133.7	$366.4	$249.0
Net Income	$64.3	$41.5	$114.2	$74.5
Earnings per Share – Diluted	$0.42	$0.27	$0.75	$0.49
Net Cash from Operating Activities	$110.6	$67.5	$186.8	$140.6
EBITDA	$122.6	$78.9	$220.8	$144.0
EBIT	$106.0	$66.9	$188.2	$119.9
Total Period Production (Bcf)	18.8	14.9	34.7	29.2
Average Daily Production (MMcf)	206.5	163.6	190.4	161.2
Capital Expenditures	$149.3	$138.6	$235.8	$196.2

Financial results are in millions of dollars except per share amounts. Production results are net of royalties.

The average price realized for the company’s gas production was $9.63 per Mcf for the quarter ended June 30, 2008, or $1.89 higher than the $7.74 per Mcf received for the quarter ended June 30, 2007.

Unit costs for company production, exclusive of royalties, were $4.15 per Mcf in the just-ended quarter, or 17% higher than the $3.55 per Mcf for the quarter ended June 30, 2007. As a result, pre-tax unit margins for company production were $5.48 per Mcf in the June 30, 2008 quarter, an increase of 31% from $4.19 per Mcf in the June 30, 2007 quarter.

Lifting costs were higher in the June 2008 quarter. Well closing liabilities were adjusted in the June 2007 quarter to reflect longer well lives than were previously estimated. This adjustment resulted in a reduction to expense in that quarter. The adjustments to the well closing liabilities were insignificant in the 2008 period. Lifting costs in the June 2008 quarter were also affected by an extensive workover program of CBM wells in Virginia. Water disposal costs in Mountaineer also increased due to additional volumes of water produced by CNX Gas wells.

Administration costs were affected in the June 2008 quarter by additional staffing of $1.1 million, incentive compensation of $3.6 million, as well as $1.2 million in costs associated with the registration of carbon credits on the climate exchange. As reported on June 11, CNX Gas has a bank of 8.4 million tons of emission credits which it can monetize on the Chicago Climate Exchange.

TABLE 2

PRICE AND COST DATA PER NET MCF - Period-To-Period

	Quarter Ended June 30, 2008	Quarter Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Average Sales Price	$9.63	$7.74	$8.99	$7.40
Costs – Production
Lifting	$0.64	$0.36	$0.57	$0.37
Production Taxes	$0.31	$0.24	$0.28	$0.23
DD&A	$0.61	$0.48	$0.64	$0.50

Total Production Costs	$1.56	$1.08	$1.49	$1.10

Costs – Gathering
Operating Costs	$0.93	$0.94	$0.89	$0.91
Transportation	$0.14	$0.19	$0.13	$0.16
DD&A	$0.26	$0.30	$0.28	$0.31

Total Gathering Costs	$1.33	$1.43	$1.30	$1.38

Total Operating Costs	$2.89	$2.51	$2.79	$2.48

Administration	$1.14	$0.85	$1.07	$0.91
Other Non Operating	$0.12	$0.19	$0.12	$0.17

Total Costs	$4.15	$3.55	$3.98	$3.56

Margin	$5.48	$4.19	$5.01	$3.84

Operations Update

During the second quarter, CNX Gas employees worked another quarter without incurring a lost time incident. This raises the cumulative time worked by employees without a lost time incident to nearly 3.1 million hours, with the 3 million mark having been passed in May.

Virginia CBM Operations achieved record production in the quarter. CNX Gas drilled 84 wells in its Virginia CBM Operations in the second quarter, excluding gob wells. For the first six months 158 wells were drilled. Virginia Operations also conducted an aggressive workover program to boost production from its existing wells. Additional gains came from bringing wells online more quickly after they had been drilled. CNX Gas expects to drill 300 wells in Virginia in 2008.

Mountaineer CBM Operations achieved record production in the quarter. CNX Gas drilled 29 wells during the quarter in this Northern Appalachia play. For the first six months, 52 wells were drilled. During the quarter, Mountaineer CBM Operations again set a world record, according to Smith International, for drilling horizontal CBM wells with a single drill bit, at over 26,000 feet. Mountaineer also set a company record during the quarter by drilling the horizontal portion of a CBM well in only eight days and three hours. This is a substantial improvement when compared to the 20+ days drilling required per well in 2006. CNX Gas expects to drill 100 horizontal wells in Mountaineer in 2008.

Nittany CBM Operations achieved record production in the quarter. CNX Gas drilled 35 wells in the second quarter in this west-central Pennsylvania play and 46 wells in the first six months. Results continue to exceed initial expectations. CNX Gas acquired an additional 8,000 net acres in Nittany this quarter, raising the total position to 256,000 acres. CNX Gas expects to drill 100 wells in Nittany in 2008.

CNX Gas expects to begin drilling exploration wells in its Illinois Basin CBM acreage in the second half of the year.

Chattanooga Shale: CNX Gas achieved additional exploration success in the Chattanooga Shale in Tennessee during the second quarter. CNX Gas drilled four additional wells to the initial exploration well, which as previously reported, achieved an open flow of 3.9 MMcf per day. This well is currently producing at 265 Mcf per day. The wells were drilled with a standard truck-mounted, top-drive rig with a hook-load of 185,000 pounds. One well was an offset to the initial well. It is now online, producing 460 Mcf per day. The other three were exploration wells, as CNX Gas tested several areas across its acreage. One of the exploration wells has been turned into line and is producing at 450 Mcf per day. The remaining exploration wells are in various stages of clean up, with initial results encouraging.

Based upon this continued exploration success, CNX Gas substantially increased its Chattanooga Shale acreage position from 132,000 net acres to 235,000 net acres. This was accomplished primarily by buying out its 50% partner in Knox Energy and several additional leasehold acquisitions. CNX Gas now has a leading acreage position in the Chattanooga Shale. Furthermore, this largely contiguous acreage is composed of only a small number of leases, a rarity in Appalachia. CNX Gas is the operator of all of its Chattanooga Shale wells. The company had an average net working interest in the first five wells of 92.5%, but expects to have a 100% working interest on all future wells, with the termination of a farm-out agreement with Atlas America and with the acquisition of our 50% partner in Knox Energy. CNX Gas believes that it drilled the first successful horizontal Chattanooga Shale well and that it has currently drilled more horizontal wells than any other operator in this play.

The Chattanooga Shale is a Devonian-age shale found at a depth of approximately 3,500 feet. Shale thickness is between 50-80 feet, but CNX Gas has found it to be rich in total organic content.

CNX Gas intends to return a rig, which is now exploring the Huron Shale, in mid-August, to drill the Chattanooga Shale for the remainder of 2008. CNX Gas plans to drill ten additional wells in the Chattanooga Shale this year, while the company formulates its plans for 2009 and beyond.

Marcellus Shale: During the second quarter, CNX Gas also began drilling in its Marcellus Shale acreage in southwestern Pennsylvania. The first Marcellus well was drilled to a depth of about 8,000 feet. Shale thickness is 80 feet. The well was drilled as a vertical well, at an estimated cost of $1.3 million. The well was stimulated with a single-stage water frac. The well came online July 25, as discussed on the first page.

CNX Gas has chosen to drill its Marcellus Shale acreage directly beneath its Mountaineer CBM operations, where it already has an extensive gas gathering system. CNX Gas is currently able to avoid processing costs by blending shale gas with its CBM production. The company is currently drilling one Marcellus Shale well and has another site permitted at a nearby location, with those results expected around Labor Day. The company acquired an additional 24,000 net acres of Marcellus Shale in southwestern Pennsylvania and northern West Virginia so far this year, raising the total position to 185,000 acres.

Randy Albert, senior vice president-emerging business units noted, “CNX Gas brought its first Marcellus well online two weeks after it was fraced, with no rig, well service, water treatment, or gas transmission issues. Just simple and efficient execution. This continues to be the hallmark of CNX Gas as we manage and drill our portfolio across the Appalachian and Illinois basins.”

Huron Shale: CNX Gas has just drilled one horizontal well in the Huron Shale in eastern Kentucky. The rig has now moved to a second location. The results of these exploration wells are expected to be discussed toward the end of summer. CNX Gas has 198,000 net acres in the Huron Shale.

New Albany Shale: CNX Gas drilled an exploratory shallow oil well on its Illinois Basin conventional acreage. The well did not penetrate the New Albany Shale, but has produced over 1,000 bbls of oil from shallower formations. The company will be drilling offsets in the third quarter on this property that was acquired last year from Peabody Energy.

Financial Update

The company ended the quarter with cash-on-hand of $23.1 million, down from the $32.4 million from March 31, 2008. Including acquisitions, capital expenditures were $149.3 million during the second quarter and $235.8 million through the first six months.

These expenditures were funded mostly from internal operations. However, CNX did draw down $27.0 million of its $200 million credit facility. CNX Gas also has outstanding letters of credit of $14.9 million.

Guidance

The 2008 production guidance has been increased to 73 Bcf, which represents a 25% growth in production from the 58.2 Bcf achieved in 2007. CNX Gas maintains its strategic vision of producing 100 Bcf by 2010 and will continue to re-invest in its core business as long as we can earn a meaningful spread over our cost of capital.

The capital expenditures guidance for 2008 was increased from $470 million to $552 million to reflect recent acquisitions in the Chattanooga and Marcellus shales and the Mountaineer and Nittany CBM programs.

TABLE 3

GUIDANCE - Three-Year

	2008	2009	2010
Total Yearly Production (Bcf)	73	84	100
Production Growth	25%	15%	19%
Volumes Hedged (Bcf)	43.4	41.9	20.0
Average Hedge Price ($/Mcf)	$9.25	$9.74	$9.73
Capital Expenditures ($MM)	$552	N/A	N/A

CNX Gas will host a conference call today at 10:00 a.m. Eastern Time to discuss the company’s second quarter results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.

Contact:

Dan Zajdel

Vice President – Investor Relations

(412) 200-6719

danzajdel@cnxgas.com

www.cnxgas.com

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CNX Gas

EBIT & EBITDA Reconciliation

(000) Omitted

	Quarter Ended June 30, 2008	Quarter Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Net Income	$64,255	$41,488	$114,176	$74,484
Add: Interest Expense	1,683	1,246	3,155	2,465
Less: Interest Income	84	1,297	242	2,734
Add: Income Taxes	40,131	25,444	71,127	45,686

Earnings Before Interest & Taxes (EBIT)	$105,985	$66,881	$188,216	$119,901
Add: Depreciation, Depletion, & Amortization	16,592	11,979	32,537	24,077

EBITDA	$122,577	$78,860	$220,753	$143,978

CNX Gas

Capital Employed and Return on Capital Employed

(000) Omitted

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

Capital Employed	As of June 30, 2008	As of December 31, 2007
Total assets	$1,682,517	$1,380,703
Less liabilities:
Total current liabilities (other than current portion of indebtedness)	(248,882)	(56,865)
Total long-term liabilities (other than indebtedness)	(334,040)	(227,833)

Total Capital Employed	$1,099,595	$1,096,005

Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for the quarter ended June 30, 2008 and the six months ended June 30, 2008. In order to annualize the results on a compounded basis, a “1” is added to the quarterly ROCE, before it is raised to the fourth power, while for the six months’ ROCE, a “1” is added before it is raised to the second power.

Return on Capital Employed	Quarter Ended June 30, 2008	Six Months Ended June 30, 2008
Net Income	$64,255	$114,176
Financing costs (after-tax):	—	—
Third-party debt	—	—
All other financing costs	(1,036)	(1,944)

Total financing costs	(1,036)	(1,944)

Earnings excluding financing costs	$65,291	$116,120
Average capital employed	$1,103,331	$1,097,800
Return on average capital employed	5.9%	10.6%
Return on average capital employed-annualized	25.9%	22.3%

Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy; and other factors discussed under “Risk Factors” in the 10-K for the year ended December 31, 2007. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue and Other Income:
Outside Sales	$179,372	$112,296	$306,012	$210,393
Related Party Sales	1,547	2,410	5,448	4,601
Royalty Interest Gas Sales	22,515	14,484	39,019	26,666
Purchased Gas Sales	1,647	1,317	5,186	2,476
Other Income	728	3,161	10,757	4,871

Total Revenue and Other Income	205,809	133,668	366,422	249,007
Costs and Expenses:
Lifting Costs	17,960	8,763	29,467	17,029
Gathering and Compression Costs	20,082	16,842	35,392	31,310
Royalty Interest Gas Costs	21,913	12,528	38,002	23,193
Purchased Gas Costs	1,522	1,473	4,943	2,492
Other	458	1,350	807	1,995
General and Administrative	21,430	12,555	37,174	26,276
Depreciation, Depletion and Amortization	16,592	11,979	32,537	24,077
Interest Expense	1,683	1,246	3,155	2,465

Total Costs and Expenses	101,640	66,736	181,477	128,837

Earnings Before Income Taxes and Minority Interest	104,169	66,932	184,945	120,170
Minority Interest	(217)	—	(358)	—

Earnings Before Income Taxes	104,386	66,932	185,303	120,170
Income Taxes	40,131	25,444	71,127	45,686

Net Income	$64,255	$41,488	$114,176	$74,484

Earnings Per Share:
Basic	$0.43	$0.27	$0.76	$0.49

Dilutive	$0.42	$0.27	$0.75	$0.49

Weighted Average Number of Common Shares Outstanding:
Basic	150,937,820	150,870,810	150,930,655	150,867,834

Dilutive	151,438,737	151,145,174	151,381,574	151,107,413

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited)
	June 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and Cash Equivalents	$23,101	$32,048
Accounts and Notes Receivable:
Trade	80,921	38,680
Related Parties	2,843	1,022
Other Receivables	3,289	1,406
Recoverable Income Taxes	—	972
Deferred Income Taxes	65,276	—
Derivatives	—	10,711
Other	1,423	3,148

Total Current Assets	176,853	87,987

Property, Plant and Equipment:
Property, Plant and Equipment	1,759,209	1,509,060
Less - Accumulated Depreciation, Depletion and Amortization	282,853	254,154

Total Property, Plant and Equipment - Net	1,476,356	1,254,906

Other Assets:
Investment in Affiliates	24,769	28,284
Other	4,539	9,526

Total Other Assets	29,308	37,810

TOTAL ASSETS	$1,682,517	$1,380,703

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	(Unaudited)
	June 30, 2008	December 31, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$41,768	$30,263
Accrued Royalties	22,274	12,896
Accrued Severance Taxes	5,140	2,620
Derivatives	164,100	—
Short-Term Notes Payable	27,000	—
Deferred Income Taxes	—	1,269
Accrued Income Taxes	2,591	—
Current Portion of Long-Term Debt	7,450	5,819
Other Current Liabilities	13,009	9,817

Total Current Liabilities	283,332	62,684

Long-Term Debt:
Long-Term Debt	16,955	5,799
Capital Lease Obligations	59,686	61,150

Total Long-Term Debt	76,641	66,949

Deferred Credits and Other Liabilities:
Derivatives	74,638	1,092
Deferred Income Taxes	212,916	188,415
Asset Retirement Obligations	6,740	3,981
Postretirement Benefits Other Than Pensions	2,856	2,700
Other	36,884	30,965

Total Deferred Credits and Other Liabilities	334,034	227,153

Minority Interest	6	680

Total Liabilities and Minority Interest	694,013	357,466

Stockholders’ Equity:
Common Stock, $.01 par value; 200,000,000 Shares Authorized, 150,940,111 Issued and Outstanding at June 30, 2008 and 150,915,198 Issued and Outstanding at December 31, 2007	1,509	1,509
Capital in Excess of Par Value	787,685	785,575
Retained Earnings	344,058	229,962
Other Comprehensive Income (Loss)	(144,748)	6,191

Total Stockholders’ Equity	988,504	1,023,237

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,682,517	$1,380,703

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	For the Six Months Ended
	June 30,
	2008	2007
Operating Activities:
Net Income	$114,176	$74,484
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	32,537	24,077
Stock-based Compensation	1,654	1,584
Change in Minority Interest	(358)	—
Deferred Income Taxes	53,988	28,275
Equity in Earnings of Affiliates	(116)	(403)
Changes in Operating Assets:
Accounts Receivable	(41,155)	4,577
Related Party Receivable	(1,821)	1,204
Other Current Assets	990	1,847
Changes in Other Assets	4,506	2,174
Changes in Operating Liabilities:
Accounts Payable	(1,951)	(9,326)
Income Taxes	3,563	6,722
Other Current Liabilities	15,002	2,893
Changes in Other Liabilities	6,070	1,824
Other	(306)	672

Net Cash Provided by Operating Activities	186,779	140,604
Investing Activities:
Capital Expenditures	(199,806)	(131,415)
Acquisition of Knox Energy	(36,000)	—
Acquisition of Mineral Rights	—	(60,488)
Investment in Equity Affiliates	1,081	(786)
Proceeds From Sales of Assets	450	40

Net Cash Used in Investing Activities	(234,275)	(192,649)
Financing Activities:
Capital Lease Payments	(1,360)	(1,263)
Proceeds from Variable Interest Entity Debt	12,453	5,973
Proceeds from Short-Term Borrowings	27,000	—
Exercise of Stock Options	278	164
Tax Benefit from Stock Based Compensation	178	26

Net Cash Provided by Financing Activities	38,549	4,900
Net Decrease in Cash and Cash Equivalents	(8,947)	(47,145)
Cash and Cash Equivalents at Beginning of Period	32,048	107,173

Cash and Cash Equivalents at End of Period	$23,101	$60,028